UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 3, 2015

COWEN GROUP, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-34516	27-0423711
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
599 Lexington Avenue
New York, NY 10022
(Address of Principal Executive Offices and Zip Code)
Registrant’s telephone number, including area code: (212) 845-7900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
On August 3, 2015, certain subsidiaries of Cowen Group, Inc. entered into an unsecured revolving credit facility (the “Credit Agreement”) with a syndicate of lenders and SunTrust Bank, as administrative agent (in such capacity, the “Administrative Agent”) and swingline lender. The borrowers under the Credit Agreement are Cowen Finance Holdings, LLC, Cowen Structured Holdings LLC, RCG LV Pearl, LLC and Ramius LLC (collectively, the “Borrowers”). The obligations of the Borrowers under the Credit Agreement are unsecured, but are guaranteed on a joint and several basis by certain direct and indirect subsidiaries of the Borrowers. Cowen Group, Inc. is not a borrower or guarantor under the Credit Agreement.
The Credit Agreement provides for up to $25.0 million of revolving credit loans. The Credit Agreement includes an accordion feature whereby the total credit available to the Borrowers thereunder can be increased by up to $20.0 million, subject to receiving additional lender commitments and the satisfaction of certain other conditions. In addition, the Credit Agreement contains customary conditions precedent to each borrowing, including absence of defaults, no material adverse change and accuracy of representations and warranties.
There are no scheduled amortization payments under the Credit Agreement. Borrowings under the Credit Agreement will mature on July 30, 2016, which such maturity date may be extended for an additional one year, subject to certain conditions, including consent of the lenders to extend, absence of defaults, no material adverse change and accuracy of representations and warranties.
Under the Credit Agreement, borrowings bear interest, at the Borrowers’ option, at either a base rate or an adjusted LIBOR rate, plus an applicable margin. The base rate is defined as the greatest of (a) the Administrative Agent’s prime rate, (b) the Federal funds effective rate plus 0.50% per annum and (c) the adjusted LIBOR rate for a one-month interest period plus 1.00% per annum. The applicable margin is 2.00% per annum for borrowings at the base rate and 3.00% per annum for borrowings at the adjusted LIBOR rate. The Borrowers under the Credit Agreement must pay a commitment fee on the daily unused amount of the commitments of 0.375% per annum, depending on usage of the total revolving credit commitments. The Borrowers must also pay customary agency fees and certain other customary fees, costs and expenses of the Administrative Agent and the lenders.
The Credit Agreement contains various negative covenants that, subject to agreed upon exceptions, limit the Borrowers and their respective subsidiaries ability to take certain actions, including among others incurring debt, granting liens, and selling assets under certain circumstances.  The Credit Agreement also contains financial covenants relating to minimum liquidity, a consolidated tangible assets to liabilities ratio and a fixed charge coverage ratio that must be met as set forth in the Credit Agreement.
The Credit Agreement also contains customary representations and warranties, affirmative covenants and events of default. If an event of default occurs under the Credit Agreement, then the lenders may (a) terminate their commitments under the Credit Agreement,

(b) declare any outstanding loans under the Credit Agreement to be immediately due and payable and/or (c) take certain other actions generally available to an unsecured creditor.
The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

 Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits. The following exhibits are filed herewith:

Exhibit 10.1	Revolving Credit Agreement dated August 3, 2015.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COWEN GROUP, INC.
Dated: August 4, 2015	By: /s/ Owen S. Littman
Name: Owen S. Littman Title: General Counsel